SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25
(Check One)
 ___ Form 10K      ____  Form 20-F   ____ Form 11-K    _X_ Form 10-Q

 ____ Form 10-D    ____  Form N-SAR  ____ Form N-CSR


      For Period Ended           June 30, 2008
                       ---------------------------------
      __ Transition Report on Form 10-K
      __ Transition Report on Form 20-F
      __ Transition Report on Form 11-K
      __ Transition Report on Form 10-Q
      __ Transition Report on Form N-SAR
      For the Transition Period Ended: _________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.


PART I - REGISTRANT INFORMATION


                            EMCLAIRE FINANCIAL CORP.
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                            (Full Name of Registrant)

                                 612 Main Street
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                     (Address of Principal Executive Office)

                          Emlenton, Pennsylvania 16373
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                           (City, State and Zip Code)


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

_X_ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

_X_ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

___ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-Q, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant could not file its Form 10-Q for the quarter ended June 30, 2008 without unreasonable effort or expense due to management resources being devoted to regulatory filings in connection with the Registrant's proposed offering.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Amanda Engles, VP and Controller            (724)               867-2311
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           (Name)                           (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify
report(s). X Yes    No
          --      --
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
   Yes  X  No
--      --
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If so, attach an explanation of the anticipated change, both narratively, and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           EMCLAIRE FINANCIAL CORP.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    August 15, 2008               By  /s/William C. Marsh
        ---------------                   -------------------
                                          William C. Marsh
                                          Treasurer and Chief Financial Officer


INSTRUCTION: This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with this form.